Exhibit 99.1

SORL Auto Parts Reports Third-Quarter 2015 Financial Results

ZHEJIANG, China, Nov. 16, 2015 -- SORL Auto Parts, Inc. (SORL) ("SORL" or the "Company"), a leading manufacturer and distributor of automotive brake systems as well as other key safety-related auto parts in China, announced today its unaudited financial results for the third quarter and nine-month periods ended September 30, 2015.

Third Quarter 2015 Financial Highlights

•	Net Sales were $50.3 million in the third quarter of 2015 compared to $58.7 million in the third quarter of 2014;
•	Gross margin for the third quarter of 2015 increased to 27.2%, compared with a gross margin of 26.3% for the same period of 2014;
•	Net Income attributable to stockholders was $2.0 million, or $0.11 per basic and diluted share;
•	Cash and cash equivalents at September 30, 2015 were $5.7 million with a current ratio of 3:1 ;
•	Annual guidance was reduced to net sales of approximately $217 million and net income of approximately $11.5 million.

Ms. Jinrui Yu, SORL's Chief Operating Officer, stated, "Our broad portfolio of innovative products and strong network have enabled us to weather ongoing challenges in the domestic and international markets. Heavy-duty trucks sales continued to suffer a decrease of 26% for the third quarter, mainly due to reduced volume in the construction of real estate development and infrastructure projects in China. Weak truck sales not only negatively affected OEM sectors, but also resulted in a decline in the demand for replacement auto parts in the aftermarket segment. Similarly, an overall decline in production and sales of commercial vehicles in developed countries and other developing nations impacted our international sales.”

“We continue to focus on the development of new, higher-margin products and upgrading our traditional brake products to capture greater market share and position us for future growth. In the meantime, we are controlling our costs, lowering inventory levels to match market demand, and optimizing our production capabilities to enhance efficiencies and improve our cost per unit. As a result of these efforts and the strong value proposition provided by our innovative products, we were able to increase our gross margin during this difficult quarter and maintain our position as a margin leader in the industry.

“Looking ahead, we believe that recent actions taken by the Chinese government to stimulate the economy through lower interest rates, a reduced bank reserve ratio and increased investments in infrastructure should increase demand for commercial vehicles and our braking systems." Ms. Yu concluded.

Third Quarter 2015 Financial Performance

Net sales for the third quarter of 2015 were $50.3 million compared with $58.7 million in the third quarter of 2014. Revenues from the Company's domestic OEM customers decreased to $20.1 million from $24.0 million in the third quarter of 2014. Sales from China's domestic aftermarket decreased to $15.3 million in the third quarter of 2015 from $17.2 million in the same quarter of 2014. Revenues from international markets declined to $14.9 million, compared to $17.5 million in the third quarter of 2014, mainly due to lower sales associated with the currency depreciation in some countries, including Europe.

SORL's commercial vehicle brake sales decreased to $40.4 million, which represented 80.3% of total sales in the third quarter of 2015; compared to $48.1 million and 81.9% in the third quarter in 2014. Sales of commercial vehicle brake products, which were negatively impacted by the decline of heavy duty truck sales in China, declined 16.0% year-over-year, compared to a 26% decrease in overall unit sales for the heavy-duty truck market in the third quarter of 2015. The Company's passenger vehicle brake sales declined slightly to $9.9 million, which accounted for 19.7% of total sales in the third quarter of 2015, compared with sales of $10.6 million and 18.1% in the third quarter of 2014.

Gross profit for the third quarter of 2015 was $13.7 million compared with $15.5 million for the third quarter of 2014. Gross margin for the third quarter of 2015 was 27.2%, compared with a gross margin of 26.3% in the same quarter of 2014, which is primarily due to a shift in product mix during the third quarter of 2015.

Operating expenses increased to $12.7 million in the third quarter of 2015, from $11.9 million in the third quarter of 2014. As a percentage of revenue, operating expenses were 25.3% in the third quarter of 2015, compared with 20.2% in the third quarter of 2014.  The increase in operating expenses and operating expenses as percentage of net sales in the third quarter of 2015 was mainly attributable to higher administrative fees and lower revenue.

•	Selling and distribution expenses were $4.8 million, or 9.6% of quarterly revenues, compared with $5.9 million, or 10.0% in the same quarter of 2014. Lower selling and distribution expenses were primarily the result of a lower volume of shipments during the third quarter of 2015.
•	General and administrative ("G&A") expenses for the third quarter of 2015 were $5.6 million, or 11.2% of revenue, compared with $3.8 million, or 6.4% in the third quarter of 2014. The increase in G&A expenses and G&A expense as a percentage of net sales was mainly due to higher personnel and administrative expenses and lower revenue in the third quarter of 2015.
•	Research and development ("R&D") expenses were $2.3 million in the third quarter of 2015 compared with $2.2 million in the third quarter of 2014. As a percentage of revenue, R&D was 4.5% in the third quarter of 2015, compared with 3.8% of revenue in the third quarter of 2014. The Company continues to focus on the development of new, higher-margin, electronically controlled products and upgrading the Company's traditional brake products to capture greater market share.

Interest expenses were $395,121 in the third quarter of 2015 compared to $403,482 in the third quarter of 2014.

Income before provision for income taxes was $2.8 million for the third quarter of 2015 compared to $3.6 million for the third quarter of 2014. The decrease in income before taxes was primarily due to higher operating expenses and lower revenue in the third quarter of 2015 compared with the third quarter of 2014. Pretax income margin was 5.7% in the third quarter of 2015, compared with 6.1% in the third quarter of 2014.

The provision for income taxes was $0.4 million, or a 14.3% tax rate, in the third quarter of 2015, compared to $0.4 million, or an 11.0% tax rate, for the third quarter in 2014.

Net income attributable to stockholders for the third quarter of 2015 was $2.0 million, or $0.11 per basic and diluted share, compared with $2.9 million, or $0.15 on per basic and diluted share, in the third quarter of 2014.

Nine-Month 2015 Financial Performance

Net sales for the first nine months of 2015 decreased to $161.8 million from $174.4 million for the first nine months of 2014. Revenues from the Company's China OEM customers decreased to $74.4 million from $84.5 million in the same period in 2014. Revenues from China's domestic aftermarket decreased to $41.7 million from $43.1 million in the first nine months of 2014. Revenues from international markets decreased to $45.7 million from $46.8 million in the first nine months of 2014.

Gross profit for the first nine months of 2015 decreased to $44.0 million from $49.4 million in the same period in 2014. Gross margin for the first nine months of 2015 decreased to 27.2% from 28.3% for the first nine months of 2014.

Operating income for the first nine months of 2015 decreased to $8.6 million from $14.1 million in the same period in 2014. Operating margin was 5.3% for the first nine months of 2015 compared to 8.1% in first nine months of 2014.

Net income attributable to stockholders for the first nine months of 2015 was $7.4 million, or $0.38 per basic and diluted share, compared with $9.8 million, or $0.51 per basic and diluted share, in the same period in 2014.

Balance Sheet

As of September 30, 2015, the Company had cash and cash equivalents of $5.7 million, compared to $14 million as of December 31, 2014. Short-term investments, in bank savings accounts, were $87.0 million, up from $34.8 million as of December 31, 2014. Inventories were reduced to $68.1 million from $84.2 million as of December 31, 2014. Short-term bank loans were $22.0 million, up from $9.5 million as of December 31, 2014. Total stockholders’ equity was $198.2 million at September 30, 2015 compared to $198.7 million at December 31, 2014. The Company had working capital of $165.7 million at September 30, 2015, with a current ratio of 3:1.

Cash-flow from operating activities for the first nine months of 2015 was $39.0 million, a significant increase from $11.4 million in the same period of 2014. Capital expenditures decreased to $2.4 million in the first nine months of 2015, from $3.0 million in the same period of 2014. The Company generated strong free cash-flow of $36.6 million for the first nine months of 2015.

Recent Events

On October 30, 2015, the Company’s board of directors received a preliminary, non-binding proposal letter, from certain members of executive management and the board of directors to acquire all of the outstanding shares of the Company not owned by them or their affiliates for US$2.84 per share in cash.  These parties currently own approximately 58.8 percent of the total outstanding common shares of SORL in aggregate.

Business Outlook

In light of weak third quarter results, management has decided to reduce its previous guidance for fiscal year 2015 to net sales of approximately $217 million and net income attributable to common stockholders of approximately $11.5 million. These targets are based on the Company's current views on the operating and market conditions, which are subject to change.

Conference Call

Management will host a conference call on Monday, November 16, 2015 at 8:00 A.M. EST/ 9:00 P.M. Beijing Time to discuss its 2015 third quarter financial results. Listeners may access the call by dialing U.S. toll free number +1-877-407-0778, +1-201-689-8565 for international callers, and Mainland China toll free number +86-400-120-2840. A live webcast of the conference call will also be available at http://www.sorl.cn.

A replay of the call will be available shortly after the conference call through 11:59 P.M. EST on December 16, 2015, or 12:59 A.M. Beijing Time on December 17, 2015. The replay dial-in numbers are:  U.S. toll free number +1-877-660-6853, or the international number is +1-201-612-7415; using Conference ID "13624738" to access the replay.

About SORL Auto Parts, Inc.

As a global tier one supplier of brake and control systems to the commercial vehicle industry, SORL Auto Parts, Inc. is the market leader for commercial vehicles brake systems, such as trucks and buses in China. The Company distributes products both within China and internationally under the SORL trademark. SORL is listed among the top 100 auto component suppliers in China, with a product range that includes 65 categories with over 2000 specifications in brake systems and others. The Company has four authorized international sales centers in UAE, India, the United States and Europe. SORL is working to establish a broader global sales network. For more information, please visit http://www.sorl.cn .

Safe Harbor Statement

This press release may include certain statements that are not descriptions of historical facts, but are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of forward-looking terminology such as "expects," "anticipates," "believes," "targets," "goals," "projects," "intends," "plans," "seeks," "estimates," "may," "will," "should" or similar expressions. These forward-looking statements may also include statements about the Company's proposed discussions related to its business or growth strategy, which are subject to change. Such information is based upon expectations of the Company's management that were reasonable when made, but may prove to be incorrect. All of such assumptions are inherently subject to uncertainties and contingencies beyond the Company's control and upon assumptions with respect to future business decisions, which are subject to change. The Company does not undertake to update the forward-looking statements contained in this press release. These risks and uncertainties may include, but are not limited to general political, economic and business conditions which may impact the demand for commercial vehicles or passenger vehicles in China and the other significant markets where the Company's products are sold, uncertainty regarding such political, economic and business conditions, trends in consumer debt levels and bad debt write-offs, general uncertainty related to possible recessions, natural disasters, the political stability of China and the impact of any of those events on demand for commercial or passenger vehicles, changes in consumer confidence, new product development and introduction, competitive products and pricing, seasonality, availability of alternative sources of supply in the case of the loss of any significant supplier or any supplier's inability to fulfill the Company's orders, cost of labor and raw materials, the loss of or curtailed sales to significant customers, the Company's dependence on key employees and officers, the ability to secure and protect trademarks, patents and other intellectual property rights, potential effects of competition in the Company's business, the dependency of the Company upon the normal operation of its sole manufacturing facility, potential effect of the economic and currency instability in China and countries to which the Company sold its products, the ability of the Company to successfully manage its expenses on a continuing basis, the continued availability to the Company of financing and credit on favorable terms, business disruptions, disease, general risks associated with doing business in China or other countries including, without limitation, foreign trade policies, import duties, tariffs, quotas, political and economic stability, and the other factors discussed in the Company's Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. For additional information regarding known material factors that could cause the Company's results to differ from its projected results, please see its filings with the SEC, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. Copies of filings made with the SEC are available through the SEC's electronic data gathering analysis retrieval system (EDGAR) at http://www.sec.gov.

Contact Information

Raymond Lin
+86.139.6777.6556
+86.577.6581.7721
ljf@sorl.com.cn

Phyllis Huang
+86.151.6770.5972
+86.577.6581.7721
phyllis@sorl.com.cn

Investor Relations
sorl@compassbell.com

- Tables Follow -

SORL Auto Parts, Inc. and Subsidiaries

Consolidated Balance Sheets

September 30, 2015 and December 31, 2014

	September 30, 2015		December 31, 2014
	(Unaudited)
Assets
Current Assets
Cash and cash equivalents	US$	5,742,833	US$	14,009,597
Accounts receivable, net		66,155,023		68,171,387
Bank acceptance notes from customers		11,479,383		17,626,704
Short term investments		87,021,944		34,838,757
Inventories		68,082,837		84,186,766
Prepayments, including US$0 and US$83,206 due from related parties at September 30, 2015 and December 31, 2014, respectively		4,928,389		4,663,002
Current portion of prepaid capital lease interest		139,433		282,280
Other current assets		1,236,503		1,282,182
Deferred tax assets		3,579,607		1,868,371
Total Current Assets		248,365,952		226,929,046

Property, plant and equipment, net		39,231,690		43,550,927
Land use rights, net		13,598,612		14,421,729
Intangible assets, net		27,319		37,661
Security deposits on lease agreement		1,796,578		1,867,719
Non-current portion of prepaid capital lease interest		7,339		99,180
Total Non-Current Assets		54,661,538		59,977,216
Total Assets	US$	303,027,490	US$	286,906,262

Liabilities and Equity
Current Liabilities
Accounts payable and bank acceptance notes to vendors, including US$2,067,365 and US$136,609 due to related parties at September 30, 2015 and December 31, 2014, respectively	US$	14,978,233	US$	13,867,316
Deposit received from customers		26,299,643		19,045,172
Short term bank loans		22,042,744		9,539,476
Income tax payable		1,474,677		1,101,103
Accrued expenses		11,843,133		13,561,163
Current portion of capital lease obligations		3,593,156		3,735,438
Other current liabilities, including US$117,067 and US$17,681 due to related parties at September 30, 2015 and December 31, 2014, respectively		2,403,786		2,131,527
Total Current Liabilities		82,635,372		62,981,195

Non-Current Liabilities
Non-current portion of capital lease obligations		898,289		3,735,437
Total Non-Current Liabilities		898,289		3,735,437
Total Liabilities		83,533,661		66,716,632

Equity
Preferred stock - no par value; 1,000,000 authorized; none issued and outstanding as of September 30, 2015 and December 31, 2014		-		-
Common stock - US$0.002 par value; 50,000,000 authorized,
19,304,921 issued and outstanding as of September 30, 2015 and December 31, 2014		38,609		38,609
Additional paid-in capital		42,199,014		42,199,014
Reserves		12,767,531		12,019,532
Accumulated other comprehensive income		19,620,317		27,516,206
Retained earnings		123,547,436		116,935,053
Total SORL Auto Parts, Inc. Stockholders' Equity		198,172,907		198,708,414
Non-controlling Interest In Subsidiaries		21,320,922		21,481,216
Total Equity		219,493,829		220,189,630
Total Liabilities and Equity	US$	303,027,490	US$	286,906,262

SORL Auto Parts, Inc. and Subsidiaries

Consolidated Statements of Income and Comprehensive Income

For The Three and Nine Months Ended September 30, 2015 and 2014 (Unaudited)

	Three Months Ended September 30,				Nine Months Ended September 30,
	2015		2014		2015		2014

Net sales	US$	50,323,832	US$	58,702,505	US$	161,796,676	US$	174,419,540
Include: sales to related parties		2,171,824		534,195		4,241,472		2,169,778
Cost of sales		36,622,501		43,240,746		117,835,825		125,056,960
Gross profit		13,701,331		15,461,759		43,960,851		49,362,580

Expenses:
Selling and distribution expenses		4,813,129		5,871,463		15,250,216		18,050,068
General and administrative expenses		5,634,735		3,759,307		15,784,330		12,786,335
Research and development expenses		2,261,665		2,242,620		5,831,756		5,934,377
Total operating expenses		12,709,529		11,873,390		36,866,302		36,770,780

Other operating income		463,198		545,752		1,532,006		1,471,014

Income from operations		1,455,000		4,134,121		8,626,555		14,062,814

Interest income		162,770		26,204		683,561		86,839
Other income		1,825,177		100,534		2,616,586		352,130
Interest expenses		(395,121)		(403,482)		(804,321)		(1,126,212)
Other expenses		(198,828)		(301,641)		(807,407)		(1,011,795)

Income before provision for income taxes		2,848,998		3,555,736		10,314,974		12,363,776

Provision for income taxes		427,905		391,988		2,220,327		1,556,433

Net income	US$	2,421,093	US$	3,163,748	US$	8,094,647	US$	10,807,343

Net income attributable to non-controlling interest in subsidiaries		373,067		262,813		734,265		1,003,631

Net income attributable to common stockholders	US$	2,048,026	US$	2,900,935	US$	7,360,382	US$	9,803,712

Comprehensive income:

Net income	US$	2,421,093	US$	3,163,748	US$	8,094,647	US$	10,807,343
Foreign currency translation adjustments		(8,972,031)		(108,081)		(8,790,448)		4,224,775
Comprehensive income (loss)		(6,550,938)		3,055,667		(695,801)		15,032,118
Comprehensive income (loss) attributable to non-controlling interest in subsidiaries		(524,189)		193,652		(160,294)		1,336,705
Comprehensive income (loss) attributable to common stockholders	US$	(6,026,749)	US$	2,862,015	US$	(535,507)	US$	13,695,413

Weighted average common share - basic		19,304,921		19,304,921		19,304,921		19,304,921

Weighted average common share - diluted		19,304,921		19,304,921		19,304,921		19,304,921

EPS - basic	US$	0.11	US$	0.15	US$	0.38	US$	0.51

EPS - diluted	US$	0.11	US$	0.15	US$	0.38	US$	0.51

SORL Auto Parts, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

For The Nine Months Ended September 30, 2015 and 2014 (Unaudited)

	Nine Months Ended September 30,
	2015		2014

Cash Flows From Operating Activities
Net Income	US$	8,094,647	US$	10,807,343
Adjustments to reconcile net income to net cash from operating activities

Allowance for doubtful accounts		6,817,520		1,697,068
Depreciation and amortization		5,765,138		5,597,867
Deferred income tax		(1,838,158)		(405,594)
(Gain) or loss on disposal of property and equipment		(44,486)		35,655
Changes in assets and liabilities
Accounts receivable		(7,700,931)		(7,790,502)
Bank acceptance notes from customers		5,653,836		6,153,022
Other currents assets		(8,665)		755,849
Inventories		13,369,960		(3,305,061)
Prepayments		(536,193)		(2,716,212)
Prepaid capital lease interest		227,367		362,790
Accounts payable and bank acceptance notes to vendors		1,381,794		(4,895,398)
Income tax payable		434,069		(26,461)
Deposits received from customers		8,243,799		1,506,420
Other current liabilities and accrued expenses		(874,410)		3,630,457
Net Cash Flows Provided By Operating Activities		38,985,287		11,407,243

Cash Flows From Investing Activities
Change in short term investments		(54,985,353)		-
Acquisition of property and equipment		(2,440,511)		(2,994,571)
Proceeds of disposal of property and equipment		48,956		57,339
Net Cash Flows (Used In) Investing Activities		(57,376,908)		(2,937,232)

Cash Flows From Financing Activities
Proceeds from bank loans		32,886,768		28,383,953
Repayment of bank loans		(19,626,376)		(24,924,952)
Repayment of capital lease		(2,780,713)		(2,776,407)
Net Cash Flows Provided By Financing Activities		10,479,679		682,594

Effects on changes in foreign exchange rate		(354,822)		507,759

Net change in cash and cash equivalents		(8,266,764)		9,660,364

Cash and cash equivalents- beginning of the period		14,009,597		28,241,983

Cash and cash equivalents - end of the period	US$	5,742,833	US$	37,902,347

Supplemental Cash Flow Disclosures
Interest paid	US$	815,839	US$	1,126,215
Income taxes paid	US$	3,624,319	US$	1,983,823